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                                                     UNITED STATES                       OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION       ------------------------
                                                Washington, D.C. 20549              OMB Number:    3235-0058
                                                                                    Expires: January 31, 2002
                                                                                    Estimated average burden
                                                      FORM 12b-25                   hours per response . 2.50
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                                             NOTIFICATION OF LATE FILING                 SEC FILE NUMBER
                                                                                            0-23952
(Check One):                                                                        -------------------------
                                                                                    -------------------------
 [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR                 CUSIP NUMBER
                                                                                           053596102
     For Quarter Ended: June 30, 2001                                              -------------------------

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _________________________________________

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

AVERT, INC.
________________________________________________________________________________
Full name of registrant

N/A
________________________________________________________________________________
Former name if applicable

301 Remington
________________________________________________________________________________
Address of principal executive office (Street and number)

Fort Collins, CO 80524
________________________________________________________________________________
City, state and zip code

                         PART II RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]| (a)  The reasons  described in  reasonable  detail in Part III of this
   |      form  could  not be  eliminated  without  unreasonable  effort or
   |      expense;
   |
[X]| (b)  The subject annual report,  semi-annual report, transition report
   |      on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will
   |      be filed  on or  before  the  15th  calendar  day  following  the
   |      prescribed  due  date;  or  the  subject   quarterly   report  or
   |      transition  report on Form 10-Q, or portion thereof will be filed
   |      on or before the fifth  calendar day following the prescribed due
   |      date; and
   |
[X]| (c)  The  accountant's  statement  or other  exhibit  required by Rule
   |      12b-25(c) has been attached if applicable.

                                     PART III
                                    NARRATIVE

     State below in reasonable  detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the  transition  report  portion  thereof  could  not  be  filed  within  the prescribed time period. (Attach extra sheets if needed.)

            The Registrant's auditors have not completed their SAS 71 review of the unaudited financial statements of the Registrant as of and for the nine month period ended June 30, 2001.

                           PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Dean A. Suposs                      970                          484-7722
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   (Name)                          (Area Code)                (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                         [X] Yes  [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                    [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                                  AVERT, INC.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2001              By /s/ Dean A. Suppos
                                     -------------------------------------------
                                     Dean A. Suposs
                                     President, Principal Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).

                          Letter from HEIN+ Associates LLP

August 14, 2001

Securities and Exchange Commission
Washington D.C.  20549

         RE:      Avert, Inc.

Gentlemen:

We confirm that the SAS 71 Review of Avert, Inc. is not yet completed and cannot be completed by the required filing date of August 14, 2001 without unreasonable cost and effort.

Sincerely,

/s/ HEIN + Associates LLP
Certified Public Accountants